Exhibit 107

Calculation of Filing Fee Table

Form S-3

(Form Type)

Checkpoint Therapeutics, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered		Proposed Maximum Offering Price Per Unit		Proposed Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to be paid	Equity	Common Stock, par value $0.0001 per share	457(c)	6,204,879	(1)	$2.29	(2)	$14,209,172.9	$0.00014760	$2,097.28
		Total Offering Amounts						$14,209,172.9		$2,097.28
		Total Fee Offsets						--		--
		Net Fee Due						$14,209,172.9		$2,097.28

(1)	Consists of an aggregate of 6,204,879 shares of Common Stock registered for sale by certain of the selling stockholders named in this registration statement consisting of: 5,853,659 shares of Common Stock, $0.0001 par value, underlying those certain Common Warrants and 351,220 shares of Common Stock, $0.0001 par value, underlying those certain Placement Agent Warrants.

(2)	Determined pursuant to Rule 457(c) and 457(h) under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee, based on the average of the high and low prices of the Company’s Common Stock on the Nasdaq Capital Market on August 13, 2024.

Table 2: Fee Offset Claims and Sources

N/A

Table 3: Combined Prospectuses

N/A